Exhibit 10.2

AMENDED AND RESTATED

TENGION, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Approved by Board of Directors on April 2, 2012

Non-employee directors of Tengion, Inc., a Delaware corporation (the “Company”) shall be entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. This policy supersedes all prior agreements and policies concerning compensation of the Company’s non-employee directors.

Cash Compensation

Annual Retainer for Board Service

Each non-employee director, other than such director who has been designated as the “chair” of the Board, shall be entitled to an annual cash retainer in the amount of $35,000 (the “Annual Retainer”). The Company shall pay the Annual Retainer in quarterly installments based on the Company’s fiscal year.  Each non-employee director’s Annual Retainer shall start on the date of the Annual Meeting of Stockholders (“Annual Meeting”) at which the non-employee director is elected to the Board. In each case the Annual Retainer shall be paid on a pro rata basis to account for the actual date of the Annual Meeting or to account for any non-employee director who is elected to the Board on a date other than that of the Annual Meeting.  Upon any non-employee director’s termination of membership on the Board, no further Annual Retainer payments shall be due.

Annual Retainer for Chair of the Board Service

A non-employee director who serves as the Chair of the Board shall be entitled to an annual cash retainer in the amount of $55,000 (the “Chair of the Board Retainer”) in lieu of the Annual Retainer. The Company shall pay the Chair of the Board Retainer in quarterly installments based on the Company’s fiscal year.  The “chair’s” Chair of the Board Retainer shall start on the date of the Annual Meeting at which such non-employee director becomes Chair of the Board. In each case the Chair of the Board Retainer shall be paid on a pro rata basis to account for the actual date of the Annual Meeting at which such director became Chair of the Board or to account for any non-employee director who is elected to Chair the Board on a date other than that of the Annual Meeting.  Upon a non-employee director’s termination of service as Chair of the Board, such non-employee director shall be entitled to receive an Annual Retainer (or pro rata portion thereof) as a member of the Board.

Board Committee Chair and Member Retainers

Compensation for service by a non-employee director on a committee of the Board shall be as set forth in the table below and shall be paid at the same time in the same fashion as the Annual Retainer. In the event that a non-employee director’s committee assignment changes, his or her compensation shall be adjusted accordingly on a pro rata basis.

Position	Annual Cash Retainer
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Governance and Nominating Committee Chair	$6,000
Technology Committee Chair	$10,000
Audit Committee Member	$7,500
Compensation Committee Member	$5,000
Governance and Nominating Committee Member	$3,000
Technology Committee Member	$5,000

Equity Compensation

Initial Equity Award for Directors

Each non-employee director shall automatically receive on the date such director becomes a member of the Board an option to purchase 30,000 shares of the Company’s common stock (an “Initial Award”).  The Initial Award shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  The Initial Award shall vest on each quarter anniversary of the option grant date over a two-year period such that 100% of the shares of common stock covered by the Initial Award shall be fully vested on the two-year anniversary, subject to the non-employee director’s continued service to the Company through the vesting dates. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Award.

Annual Equity Award for Continuing Board Members

Each continuing non-employee director shall automatically receive a grant of an option to purchase 20,000 shares of the Company’s common stock (an “Annual Award”), with such option to have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The Annual Award for continuing Board members shall vest on each quarter anniversary of the option grant date over a one-year period, subject to the non-employee director’s continued service to the Company through the vesting date.

“Fair market value” of the Company’s common stock shall be determined in accordance with the Company’s stockholder approved equity compensation plan in effect at the time of grant.

Provisions Applicable to All Non-Employee Director Equity Compensation Grants

All grants shall be subject to the terms and conditions of the Company’s stockholder approved equity compensation plan in effect at the time of grant and the terms of the option agreement issued thereunder.

Upon a non-employee director’s termination of membership on the Board, all vested options shall remain exercisable for three months (or such longer period as the Board may determine in its discretion on or after the date of grant of such option, to the extent consistent with Section 409A of the Internal Revenue Code). In the event that a non-employee director leaves the Board before the end of a quarter, any unvested options shall be vested through the quarter anniversary of the date of grant of such option following the date of termination of service. All unvested options shall be cancelled as of the last date of service on the Board.

Expense Reimbursement

All directors shall be entitled to reimbursement from the Company for their reasonable travel, lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business, provided such expenses are consistent with the Company’s travel and entertainment policy. The Company shall make reimbursement to director within a reasonable amount of time following submission by the director of reasonable written substantiation for the expenses.